Exhibit 3.6

“SANTANDER FINANCE PREFERRED, S.A.”

BYLAWS

TITLE I.     NAME, PURPOSE, DURATION AND REGISTERED OFFICE

SECTION 1. The name of the Company is “SANTANDER FINANCE PREFERRED, S.A.”

A commercial company is incorporated under the above name, which shall be governed by these Bylaws and, in what is not provided by them, by the Companies Act rules and remaining applicable provisions.

SECTION 2. The Company’s single purpose is the issue of debt instruments and financial instruments in compliance with the requirements provided for each case by the current legislation.

SECTION 3. The company is permanently incorporated; this notwithstanding, the General Shareholders Meeting may, in compliance with the requirements provided by Law and by these Bylaws, agree at any time the Company’s winding up and liquidation, as well as the merger with other companies or the spin-off into another company or other companies.

SECTION 4. The Company shall start business on the day of granting of the Deed of Incorporation.

SECTION 5. The registered office is at Madrid, Plaza de Canalejas, 1.

The Administration Body may change the address within the same municipality; it may also open, close or move branches, agencies or offices, both in Spain and abroad, that the Company’s business may require or advise.

TITLE II.     CAPITAL STOCK AND SHARES

SECTION 6. The capital stock is established at SIXTY THOUSAND AND TWO HUNDRED (60,200) EURO . Said capital is divided into and represented by SIX HUNDRED AND TWO (602) registered, one single class common stock, with a face value of ONE HUNDRED (100) Euro each, numbered from one (1) to SIX HUNDRED AND TWO (602), both inclusive. All the stock is fully subscribed and paid in.

SECTION 7. The stock will be represented by titles, either in units or multiple. Each stock’s title shall necessarily contain the mentions provided as minimum by Law, and in particular the limitations to transferability of the same provided by these Bylaws.

SECTION 8. The stock gives to its legitimate holder the condition of partner, and involves for the holder the full and total acceptance of the provisions of these Bylaws and of the agreements validly passed by the Company’s managing bodies, at the same time that it empowers the holder to exercise the rights inherent to the holder’s condition, pursuant to these Bylaws.

SECTION 9. In every stock transfer by inter vivos not lucrative actions in favor of third parties, the following requirements will be met:

The stockholder intending to transfer its shares or any of them must inform of it in writing, stating its numbering, price and purchaser, indicating as well its address to the Directors, who in turn, within a ten calendar day term, must inform each and every other stockholder at their address. Within the thirty calendar days following the date of notice to the stockholders, they may have the option to purchase the stock; and if several stockholders exercised this right, they will be distributed among them at pro rata of the stock they own, getting, as the case may be, the surplus of the division to the opting holder with the highest amount of stock. Once said term is over, the Company may choose, within a new twenty calendar day term, as of the date of extinction of the previous term, between either allowing the planned transfer or acquiring the stock for itself, in the lawful manner. Once this last term is over and if neither the stockholders nor the Company had used the pre-emption right, the stockholder will be free to transfer its stock to the person and under the conditions it had informed the Directors of, provided the transfer takes place within the two months following the end of the latest term provided. In order to exercise this pre-emption right, the purchase price, in the event of discrepancy, will be the price given by the Company’s auditors, and should the Company not be under the obligation to assess its accounts, by the auditor appointed, upon either of the parties’ request, by the Commercial Registrar of the registered office.

Transfers made for the spouse, ascendants, descendants or brothers and sisters of the selling stockholder are subject to no limitation. The Company will not acknowledge any inter vivos transfer of stock that is not subject to the rules provided by this Section, whether it is voluntary, under litigation or under duress. In the two latter cases, the provisions of next Section will apply.

SECTION 10. The same regime will apply in case of acquisition in a court proceeding, out of court proceeding or administrative executory proceeding, count of terms beginning since the time when the auctioneer or awardee informs of the acquisition to the Administration Body.

In this Section’s cases, in order to reject the transfer registration in the Stock Register, the Company must present to the offeror one or several acquirors for the stock, who must be the stockholders that have informed of their intention to acquire, or in its default, offer to acquire them itself for their real value at the time when registration was requested, understanding as such the value defined by the Company’s account auditor, and should the Company not be under the obligation to assess its accounts, the auditor who, upon the request of any party concerned, appoints the Commercial Registrar of the registered office. This Section will not apply to acquisitions made by the spouse, ascendants, descendents or brothers and sisters.

SECTION 11. Stock will be registered in a Stock Register, that the Company shall have, duly legalized by the Commercial Registry, where subsequent transfers of the stock will be registered, stating the name, surname, corporate name, as the case may be, nationality and address of the subsequent holders, as well as the real rights and other encumbrances over the stock lawfully constituted.

The Company will only consider stockholder the persons registered in said Stock Register.

Any stockholder so requesting may analyze the Stock Register.

The Company may only amend the registrations it considers false or inaccurate when it has informed those concerned of its intention to do so and they have not shown their objection within the thirty days following notice.

SECTION 12. The stock is indivisible. Co-holders of one stock are jointly liable against the Company for all duties inherent to the condition of stockholder, and must appoint one single person to exercise on their behalf the rights inherent to the condition of stockholder. The same rule will apply to the remaining cases of co-holding of rights over the stock.

SECTION 13. In case of stock usufruct, the bare legal holder shall hold the condition of stockholder. The remaining relationships between the usufruct holder and the bare legal holder and the remaining contents of the usufruct, with respect to the Company, shall be governed by the title constituting this right, notified to the Company, for registration in the Stock Register. In its default, the usufruct shall be governed by the provisions of the Companies Act and in what is not provided by it, by the current civil Law.

SECTION 14. In case of pledge or seizure of stock the provisions of the Companies Act shall apply.

TITLE III. COMPANY’S BODIES

SECTION 15. The Company’s Bodies are the General Stockholders Meeting and the Board of Directors.

This notwithstanding other positions the General Meeting, Bylaws provision or the Companies Act provisions may appoint.

a)                                     ABOUT THE GENERAL STOCKHOLDERS MEETING

SECTION 16. The stockholders, meeting in General Meeting, duly called, will decide by majority on the affairs belonging to the Meeting’s competence. All stockholders, even dissident and not attending the meeting, shall be subject to the General Meeting’s agreements. The separation and challenging rights provided by Law are an exception.

SECTION 17. General Meetings may either be Ordinary or Extraordinary, and the Directors must call them.

An Ordinary Meeting is the one that must meet within the first six months of every financial year, in order to deliberate on the corporate management, to approve, as the case may be, the accounts for the previous year and to decide on distribution of results.

Extraordinary Meeting is any other which is not the annual Ordinary Meeting.

SECTION 18. The General Meeting, either Ordinary or Extraordinary, will be validly held upon first call when the present or represented stockholders hold at least one forth of the subscribed capital with voting right. Upon second call, the Meeting will be validly held whatever the capital attending the same.

SECTION 19. Notwithstanding the provisions of the above Section, in order for the Meeting to be able to validly agree on the issue of bonds, the capital stock increase or decrease, the transformation, merger or spin-off of the Company or on any other amendment to the Bylaws, half of the subscribed capital with voting right must attend the same upon first call. The forth of the subscribed capital with voting right will be enough upon second call.

However, when stockholders representing at least fifty percent of the subscribed capital with voting right, the corporate agreement mentioned in this Section may only be passed with the vote for of two thirds of the present or represented capital in the Meeting.

SECTION 20.- Every General Meeting must be called by advertisement published in the Commercial Registry Official Gazette and in one of the main newspapers in the province of the registered office, at least fifteen days in advance of the date established for the Meeting, save for the cases of merger or spin-off when it must be published at least one month in advance.

The advertisement will state the date of the meeting upon first call and the Agenda. It may state the date, as the case may be, upon second call at least twenty four hours after the first call. In any case it must mention the right of any stockholder to get from the Company, immediately and free of charge, the documents subject to its approval and, as the case may be, the account auditors’ report.

Nevertheless, the Meeting shall be understood as called and shall be validly held to deal with any matter whenever all the paid in capital is present and the attendants unanimously approve to hold the Meeting.

SECTION 21. In any case meetings may be attended by the holders of stock registered with the Stock Register five days before the date when the Meeting is to be held, and stockholders evidencing by means of public document regular acquisition thereof from whom is shown in the Stock Registry as holder. This evidence shall involve that the Directors accept application for registration with the Stock Register.

SECTION 22. Every stockholder with the right of attendance may be represented at the Meeting by another person. Representation must be granted in writing and especially for each Meeting, under the terms and with the reach provided by the Companies Act.

This last requirement will not be necessary when the representative is the spouse, ascendant or descendent or when the representative has a general power of attorney granted in public deed with faculties to manage all the capital the represented party had in the Spanish territory.

Representation may always be cancelled. Personal attendance of the represented party to the Meeting will be considered a cancellation.

SECTION 23. The Directors may call a Extraordinary Meeting whenever they so think fit for corporate interests. They may also call a meeting when stockholders representing at least five percent of the capital stock so request, the application stating the matters to deal with. In this case, the Meeting must be called to be held within the thirty days following the date of the appropriate summons to the Directors, who will necessarily include in the Agenda the matters subject to the application.

SECTION 24. Chairman and Secretary to the Meetings will be those holding said positions in the Board of Directors. In its default, said positions will be held by the stockholders elected among the attendants to the Meeting.

SECTION 25. The Meeting’s resolutions will be passed by majority, save for the cases provided by these Bylaws and by the Law, in which case a qualified majority is required.

Each share gives right to one vote.

The Chairman will rule the Meetings’ deliberations, an he/she will give the floor to whom so request and for the time established for each intervention.

SECTION 26. The Minutes of the Meeting may be passed by the Meeting itself after holding it, and in its default, within a fifteen day term, by the Chairman and two Controllers, one representing the majority and one representing the minority stockholding.

The Minutes approved in either of these two ways will be enforceable as of the date of its approval.

Certificates of the Minutes will be issued and agreements will be raised to public by the persons empowered for it, as provided by these Bylaws and the Commercial Registry’s Regulations.

b)                                     ABOUT ADMINISTRATION

SECTION 27. The Company’s representation in and out of court belongs to the Board of Directors, acting jointly. Enforcement of its agreements belongs to the Director or Directors appointed by the Board, and in its default, to the Chairman, or to the Attorney with powers to enforce and raise to public corporate agreements.

The Administration Body may implement and carry out everything included in the corporate purpose, as well as to exercise all powers not expressly provided by Law or by these Bylaws for General Meetings. For mere information purposes the Administration Body will have the following powers and everything connected to it, broadly and with no limitations:

a)                                     To acquire, dispose off, sell, encumber all kinds of assets, whether securities or real estate, and to grant, accept, amend and extinguish all kinds of personal and real rights, even mortgages; to lease for the Company all kinds of premises and offices, even by financial leasing, for the price, interest, term and remaining conditions it thinks fit; to establish call option rights over said real estate.

b)                                    To manage the business organization of the Company.

c)                                     To enter into all kinds of acts, agreements and legal businesses, with the agreements, terms and conditions it thinks fit; to file and accept arbitrations; to be a part in tenders, auctions and direct awards, to make proposals and to accept awards; to collect the amount of the relevant contracts, services and supplies; to grant and settle groupings or temporary unions of companies; to enter into security agreements with any Government Department; to grant interim and final guarantees; to request from Banks, Savings Banks or other financial entities provision of said guarantees for the Company’s account; to sign the relevant policies. To acquire, encumber or sell for any title deed and in general, to implement any transactions on stock, notes or other securities, as well as to perform actions resulting in the holding in other companies, whether by attending to their incorporation or by subscribing stock in either capital increases or other issues of securities.

d)                                    To manage securities and real estate; to make building and plant statements, boundaries, mark outs, material divisions, mortgage changes; to agree upon, amend and terminate leases and any other use and enjoyment assignments.

e)                                     To draw, accept, endorse, trade, intervene, collect, pay and protest bills and other draw documents.

f)                                       To take money in credit or loan; to acknowledge debts and credits.

g)                                    To draw, follow, open and cancel accounts and deposits in any kind of Banks, Institutes and Official Bodies and other entities, doing everything permitted by Law and Banking practice. To lease and use safes.

h)                                    To appoint and dismiss employees and representatives; to sign work contracts, transport contracts, insurance policies and business premises transfer; to withdraw and forward genders, remittances and giros.

i)                                        To appear before all kinds of Courts and Tribunals of any jurisdiction and before all kind of public bodies, in any capacity, and in all kind of suits and proceedings, even arbitration; to file appeals, even of cancellation, review or nullity; to confirm writs and to desist from actions, whether directly or by Lawyers and Attorneys, to whom it may grant the appropriate powers; to confess in suit, even with acquittance. To be a part in receiverships, meetings of creditors and bankruptcies; to attend Meetings; to grant delays, to appoint receivers and administrators and the credit rating; to accept, as payment of debts, assignments of all kinds of assets; to transfer rights and stock.

j)                                        To grant and sign all kinds of public or private documents; to withdraw and collect any amounts or funds from any public or private body, signing for this purpose receipts, invoices and payments.

k)                                     To make and contest all kind of notarial summons.

l)                                        To enforce and, as the case may be, raise to public the agreements reached by the General Meeting.

m)                                  To grant all kinds of powers, both court and out of court, with the reach and faculties it thinks fit, with the exception of the faculties that under the Law and the Bylaws cannot be delegated, and to amend or cancel the granted powers.

SECTION 28. In order to hold the position of Director it will not be necessary to be stockholder. The General Meeting will appoint Directors for a five year term. They can be permanently re-elected for the same terms. Persons undergoing any legal action of incapacity or incompatibility may not be Directors, especially action for top positions provided by the Act of December 26, 1983 and remaining Acts that may be provided in future.

SECTION 29. The Board of Directors shall be comprised by a minimum of three and a maximum of eleven members. If during the term for which they were appointed there were any vacancies, the Board may appoint from among stockholders the persons to hold them until the first General Meeting.

The Board will be validly held when the meeting is attended, either present or represented by another member, by the half plus one of its members. Representation shall be granted by letter addressed to the Chairman.

Resolutions will be passed by absolute majority of the attendants to the meeting.

Permanent delegation of some or all of its powers, that can be delegated under the Law, on the Executive Committee or on one or several Managing Directors,

and appointment of the Managers that must hold said positions, shall require for it to be valid the vote for of two thirds of the members of the Board, and will not be effective until registration of the same with the Commercial Registry.

Voting in writing and without meeting will be valid if no Director objects to it.

Deliberations and resolutions of the Board will be kept in a Minute Book, which shall be signed by the Chairman and the Secretary. In case of draw, the Chairman’s personal vote will be final.

The Board will meet whenever two of its members so request or the Chairman so agrees, or the person replacing the Chairman, to whom calling belongs.

The Board will choose the Chairman and the Secretary within it and, as the case may be, a Deputy Chairman and a Deputy Secretary, whenever these appointments had not been made by the Meeting at the time of electing the Directors or said positions were held at the time of re-election. The Secretary and the Deputy Secretary may be Directors or not, in which case they shall have word but not vote. The Secretary and, as the case may be, the Deputy Secretary, even not Directors, will have powers to certify and raise to public the corporate resolutions.

SECTION 30. The Board of Directors will distribute among its members, in the way and amount it freely decides, the global payment appointed by the General Meeting each year.

SECTION 31. Within the Board of Directors an Auditing Committee will be formed. This Committee will be comprised by a minimum three and a maximum five Directors appointed by the Board of Directors. The majority of components of the Auditing Committee must be non-executive Directors.

The Board of Directors will elect the Chairman of the Auditing Committee from among the non executive directors mentioned in the above paragraph and must be replaced every four years. He/she can be re-elected once a one year term since his/her cease is over. The Auditing Committee will also have a Secretary, which position shall be held by the Secretary to the Company’s Board of Directors, who if not a Director, will have word but not vote in the Auditing Committee.

                Competences of the Auditing Committee will be at least:

1)                                     To inform through its Chairman and/or Secretary, in the General Stockholders Meeting, of the issues raised by stockholders in matters of its competence.

2)                                     To propose to the Board of Directors, for submission to the General Stockholders Meeting, appointment of the Account Auditor mentioned in section 204 of the Companies Act.

3)                                     To supervise the internal audit services in case there is such a body within the Company.

4)                                     To be aware of the financial information process and of the internal control systems.

5)                                     To keep relationships with the Account Auditor in order to receive information on the issues that may put the independence of the same at risk and any other issues relating to the account auditing development process, as well as to keep with the Account Auditor any other communications provided by the account auditing legislation and by the audit technical rules.

The Audit Committee shall meet as often as called by resolution of the Committee itself or of its Chairman, and at least twice a year.

The Audit Committee will be validly held with the attendance, either present or represented of at least half of its members, and will pass resolutions by majority of the attendants, either present or represented, the vote of the Chairman being final. Members of the Committee may delegate their representation in another one, but none of them may undertake more than two representations as well as his/her own. The Audit

Committee resolutions will be kept in a Minute Book that shall be signed for each of them by the Chairman and the Secretary.

Through its Chairman, the Audit Committee will inform the Board of Directors at least twice a year.

The Audit Committee may recruit external advice.

The Board of Directors is competent to develop, increase and complete the rules regarding composition, operation and competences of the Audit Committee in everything relating to what is not provided by these Bylaws, respecting the provisions of the same and of the Law.

TITLE IV. ON THE FINANCIAL YEAR AND THE ANNUAL ACCOUNTS

SECTION 32. The financial year will be the same as the calendar year.

SECTION 33. The Company must keep, pursuant to the provisions of the Code of Commerce, an orderly accountancy, appropriate for the Company’s business, enabling a chronological follow-up of transactions, as well as making inventories and balance sheets. The account books will be legalized by the Commercial Register of the registered office.

The Directors will be under the obligation to issue, within a maximum three month term as of the year end, the annual accounts, the management report and the proposal for dividend distribution. The annual accounts will include the balance sheet, the profit and loss account and the annual report. These documents, which are a whole, must be clearly written and must show an accurate image of the capital, the financial condition and results of the Company, pursuant to the provisions of Law and of the Code of Commerce, and must be signed by all the Directors.

SECTION 34. Within the following month to approval of the annual accounts, they will be presented, together with the appropriate certificate evidencing said approval and dividend distribution, for deposit, with the Commercial Register in the way provided by Law.

SECTION 35. From profits obtained every year, once the funds for legal reserve are covered, and remaining funds required by Law, the Meeting may distribute whatever it thinks fit for voluntary reserve, investment provision fund and any other lawful funding. The remnant, as the case may be, will be distributed as dividends among the stockholders proportionally to the capital paid in by each share.

Interim dividend payment shall be subject to the provisions of the Law.

TITLE V.               WINDING UP AND LIQUIDATION

SECTION 36. The Company will be wound up by the reasons provided by Law. The cases of merger or total spin off are excepted from the receivership period. In case of winding up, liquidation will be in charge of the Directors who, in the capacity of receivers, will implement the liquidation and division pursuant to the General Meeting’s agreements and the current provisions, and if the number of Receivers or Directors was even, the Meeting will appoint by majority another person as Receiver, with the purpose that the number is odd.

SECTION 37. Once all creditors have been paid and the amount of their credits is consigned against the Company, and the non matured credits are competently insured, the resulting assets will be distributed among stockholders, pursuant to the Law.

FINAL PROVISION

All Company’s litigation matters arising between the Company and its Directors or stockholders, or among the former and the latter, or among the latter themselves, are subject to equity arbitration pursuant to the current Arbitration Act of December 5, 1988, save for challenging of corporate resolutions.

Every reference in these Bylaws to “the Law” shall be referred to the Companies Act.

Susana Butragueño Rodríguez-Borlado, translator of English, French and Spanish, certifies that the above is a true translation into English of a text written in Spanish.

Madrid, March 8, 2004.